UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2011

THE PRINCETON REVIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (508) 663-5050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 29, 2011, The Princeton Review, Inc. (the “Company”) received a deficiency letter from the NASDAQ Stock Market stating that, based on the closing bid price of the Company’s listed securities for the last 30 consecutive business days, the Company no longer meets the minimum $1.00 per share requirement for continued listing on The NASDAQ Global Market under Marketplace Rule 5450(a)(1). Under Marketplace Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until September 26, 2011, in which to regain compliance with the minimum bid price rule.

If at any time before September 26, 2011, the bid price of the Company’s listed securities closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ stated that it will notify the Company that it has achieved compliance with the minimum bid price rule and the matter will be closed. If the Company does not regain compliance with the minimum bid price rule before September 26, 2011, NASDAQ stated that it will issue a delisting notice. At that time, the Company may request a hearing before a NASDAQ Listing Qualifications Panel, which would stay any delisting action by NASDAQ pending a final decision by the panel.

Alternatively, NASDAQ stated that the Company may be eligible for an additional grace period after the end of the initial 180 day grace period by transferring its securities to The NASDAQ Capital Market. In such event, the Company will be required to meet the initial listing standards, with the exception of the bid price requirement, for The NASDAQ Capital Market and provide written notice of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split if necessary. NASDAQ further stated that as part of its review process, staff will make a determination of whether it believes the Company will be able to cure the deficiency. If NASDAQ concludes that the Company will not be able to cure the deficiency or make the required representation, it will provide notice that the Company’s securities will be subject to delisting.

The NASDAQ letter received on March 29, 2011 has no effect on the listing of the Company’s common stock at this time. However, there can be no assurance that the Company will be able to regain compliance with NASDAQ’s minimum bid price rule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRINCETON REVIEW, INC.

Dated: April 1, 2011

/s/ Neal S. Winneg
	Name:	Neal S. Winneg
	Title:	Executive Vice President